Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Occidental Petroleum Corporation:

We consent to the use of our reports with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas
June 6, 2019